Exhibit 10.10

AMENDED AND RESTATED GE DIGITAL
MASTER PRODUCTS AND SERVICES AGREEMENT

dated as of November 13, 2018

between

GE DIGITAL LLC

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

SCHEDULES

SCHEDULE 2.01-1	Baker Hughes Channel SIC Codes and Descriptions
SCHEDULE 2.01-2	Baker Hughes Named Customers List
SCHEDULE 2.01-3	GE Digital Installed Customer Base List
SCHEDULE 2.03(a)	GE Digital Offerings
SCHEDULE 2.04(b)	End of Life Policy
SCHEDULE 2.05(a)	Form of Request for New Services
SCHEDULE 2.06(a)	GE Digital Services Manager
SCHEDULE 2.06(b)	Baker Hughes Services Manager
SCHEDULE 3.01(a)	Form of Statement of Work
SCHEDULE 4.05(a)	Hosted Services Documentation
SCHEDULE 4.08(e)	Service Level Agreement; Remedies; Reporting
SCHEDULE 7.02(a)	Post-MPSA Trigger Date Pricing
SCHEDULE 7.02(b)	Wiring Instructions
SCHEDULE A	Core Requirements

AMENDED AND RESTATED GE DIGITAL
MASTER PRODUCTS AND SERVICES AGREEMENT

This Amended and Restated GE Digital Master Products and Services Agreement (“this Agreement”) is entered into by and between GE Digital LLC, having its place of business at 2623 Camino Ramon, San Ramon, CA 94583 (“GE Digital”) and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Baker Hughes”), on this November 13, 2018.

RECITALS

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), BHGE (as defined below) and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, BHGE, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), GE and BHI agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI;

WHEREAS, the transactions contemplated by the Transaction Agreement were consummated on July 3, 2017 (the “Effective Date”), including entry into that certain GE Digital Master Products and Services Agreement, dated as of July 3, 2017, by and between GE Digital and Baker Hughes (the “Original Agreement”), whereby GE Digital has provided or caused to be provided to Baker Hughes Entities certain digital products and services related to Baker Hughes’ digital business;

WHEREAS, GE and Baker Hughes desire to restructure their existing relationships to facilitate BHGE’s ability to operate as an independent and standalone company, and to enter into certain other mutually-beneficial long-term arrangements (the “Restructuring”), with certain modifications to their relationship to be effective as of November 13, 2018 (the “MPSA Trigger Date”);

WHEREAS, GE, GE Digital and Baker Hughes have agreed that Baker Hughes will act as GE Digital’s exclusive channel to market, distribute and resell the GE Digital Offerings in the agreed upon Baker Hughes Channel, subject to the terms and conditions set forth herein; and in connection with the same, Baker Hughes will make certain commitments, as further described herein;

WHEREAS, in connection with the Restructuring, GE Digital and Baker Hughes desire to enter into this Agreement, which amends and restates the Original Agreement in its entirety; and

WHEREAS, the Parties agree that the provision and use of digital products and services related to Baker Hughes’ digital business shall be governed by the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01                    Certain Defined Terms.

(a)               Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Transaction Agreement.

(b)               The following capitalized terms used in this Agreement shall have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 9.03(b).

“Acceptable Use Policy” means the document currently available at https://www.predix.io/legal/acceptable-use-policy, which shall apply to the Predix platform, as it may be reasonably updated along the same topics by GE from time to time and not preempted by any Transaction Document.

“Add-On Services” shall have the meaning set forth in Section 2.03(d)(ii) herein.

“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (i) references to GE’s “Affiliates” shall be deemed to exclude the Baker Hughes Entities and (ii) references to the Baker Hughes Entities’ “Affiliates” shall be deemed to exclude GE and its subsidiaries that are not within the Baker Hughes Entities.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“Baker Hughes” shall have the meaning set forth in the Preamble.

“Baker Hughes Application” means a Software application that is developed by or on behalf of Baker Hughes that works in conjunction with one or more GE Digital Offerings.

“Baker Hughes Channel” means (i) a company that is primarily engaged in the O&G Activities in the oil and gas industry; (ii) entities defined by one or more of the SIC codes set forth in Schedule 2.01-1 or, to the extent a SIC code does not apply in a particular jurisdiction, entities whose business fits the description of such SIC codes in Schedule 2.01-1; and (iii) the customer accounts set forth in the Baker Hughes Named Customers List. For avoidance of doubt, the Baker Hughes Channel excludes the customer accounts set forth in the GE Digital Installed Customer Base List.

“Baker Hughes Content” means information, documentation, and Software provided by Baker Hughes and/or Baker Hughes Customers for use in connection with the GE Digital Offerings.

“Baker Hughes Customers” shall mean a third party to whom a Baker Hughes Entity sells or purports to sell a GE Digital Offering in accordance with the terms herein.

“Baker Hughes Data” shall have the meaning set forth in Section 8.05(b).

“Baker Hughes Entities” shall mean, collectively, Baker Hughes and its Affiliates on the Effective Date.

“Baker Hughes Infringement Claim” shall have the meaning set forth in Section 8.05(a).

“Baker Hughes Intellectual Property” means Intellectual Property and Technology owned or Controlled by a Baker Hughes Entity relating to a particular GE Digital Offering.

“Baker Hughes Named Customer List” shall have the meaning set forth in Section 2.01(d).

“Baker Hughes Services Manager” shall have the meaning set forth in Section 2.06(b).

“BHGE” means Baker Hughes, a GE company (formerly known as Bear Newco, Inc.), a Delaware corporation and an Affiliate of Baker Hughes.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Channel Agreement” means that certain Channel Agreement, dated as of the Effective Date (as it may be amended, amended and restated, supplemented or otherwise modified from time to time), between GE and BHGE.

“Charges” shall have the meaning set forth in Section 7.02(a)(i).

“Claim” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding. Claim shall include Baker Hughes Infringement Claims and GE Infringement Claims.

“Closing” shall have the meaning ascribed to it in the Transaction Agreement.

“Confidential Information” shall have the meaning set forth in Section 11.02(a).

“Continuing Services” shall have the meaning given in Section 2.03(b)(i).

“Control” or “Controlled” means the right to grant a license or sublicense to such Intellectual Property or Technology as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense or (iii) requiring the payment of material compensation to any third party.

“Core Requirement” means any of the terms and conditions associated with the GE Digital T&Cs or GE Digital Offerings specifications set forth at Schedule A.

“Data Protection Plan” shall have the meaning set forth in Section 7.01(a).

“Deliverable” means any work product and/or other results of Professional Services in each case of the foregoing to be delivered by GE Digital or its subsidiaries to Baker Hughes or to a Baker Hughes Customer, as specified in a Statement of Work.

“Discount Threshold” shall have the meaning set forth in Section 7.02(a)(ii).

“Dispute” shall have the meaning set forth in Section 9.03(a).

“Effective Date” shall have the meaning set forth in the Recitals.

“Enabling Tools” shall have the meaning set forth in Section 11.18(c).

“Escrow Agent” shall have the meaning set forth in Section 11.18(a).

“Escrow Agreement” shall have the meaning set forth in Section 11.18(a).

“Escrow Software” shall have the meaning set forth in Section 11.18(a).

“Feedback” shall have the meaning set forth in Section 5.01.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence and prudence the Party affected was unable to prevent, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the following shall not be deemed Force Majeure events: general adverse changes or fluctuations in the markets in which GE Digital operates; financial distress or insufficient financial capability of GE Digital to perform the Request for New Services, Order or Statement of Work; storms, floods and failures of energy sources the effects or extent of which would have been mitigated by reasonable diligence and prudence; or events involving a previous or existing condition at or before the Request for New Services, Order or Statement of Work date.

“GE” shall have the meaning set forth in the Recitals.

“GE Digital” shall have the meaning set forth in the Preamble.

“GE Digital Development Software” means GE Digital IIOT development tools (DevOps Tools) that GE Digital makes generally available to third parties, partners, resellers or other GE businesses for application development for the Predix platform, including DevOps Tools development environments.

“GE Digital Infringement Claim” shall have the meaning set forth in Section 8.05(b).

“GE Digital Installed Customer Base List” shall have the meaning set forth in Section 2.01(d).

“GE Digital Offerings” means any and all GE Hardware, GE Software, GE Hosted Services and Professional Services, excluding ServiceMax products and services (which may only be subject to this Agreement on a case-by-case basis, as mutually agreed in an Order or Statement of Work).

“GE Digital Services Manager” shall have the meaning set forth in Section 2.06(a).

“GE Digital T&Cs” shall have the meaning set forth in Section 4.03(e).

“GE Entities” shall mean, collectively, GE and its Affiliates on the Effective Date immediately after giving effect to the Closing.

“GE Hardware” means hardware equipment that is provided by GE Digital to Baker Hughes, along with any associated Maintenance and Support Services.

“GE Hosted Services” means GE Digital’s hosted Software, platform, and monitoring services, as described in the Hosted Services Documentation, along with any associated Maintenance and Support Services, excluding ServiceMax products and services (which may only be subject to this Agreement on a case-by-case basis, as mutually agreed in an Order or Statement of Work). Current examples of GE Hosted Services include Predix, Predix Essentials and cloud-hosted APM.

“GE Software” means on-premise Software that is provided by GE Digital to Baker Hughes, as described in Section 4.05, along with any associated Maintenance and Support Services. Current examples of GE Software include, but are not limited to, Predix Machine, Meridium, Predix Private Cloud, Smart Signal, Edge, Historian, IGS, SCADA and on-premise versions of APM software.

“Governance Council” shall have the meaning set forth in Section 9.02(a).

“Governmental Authority” means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Highly Confidential Information” means Confidential Information of a Party: (i) (A) that is distributed only among a certain limited set of individuals pursuant to such Party’s written data classification policy or guideline; (B) that is appropriately classified with the Party’s top level data classification pursuant to the terms of such Party’s written data classification policy or guideline; and (C) that such Party has a good faith belief will help generate material value for such Party or (ii) where, if such Confidential Information is disclosed or used improperly, such disclosure would reasonably be expected to have a material and adverse impact on such Party or any business unit thereof with respect to lost revenues, lost profits, loss of trade secret value, reputational risk and/or any other material and adverse non-quantitative risks.

“Hosted Services Documentation” means the published documentation for the GE Hosted Services, as described in Schedule 4.05(a).

“IIOT” means the industrial internet of things.

“Indemnified Party” shall have the meaning set forth in Section 8.06.

“Indemnifying Party” shall have the meaning set forth in Section 8.06.

“Intellectual Property” means all the following whether arising under the Laws of the United States or of any other jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights in works of authorship of any type (including copyrights in Software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto, and all other intellectual property rights associated therewith; (iii) trade secrets; (iv) trademarks; and (v) all other industrial and intellectual property rights arising from, or in respect to, Technology.

“Intercompany Services Agreement” means the Intercompany Services Agreement between Baker Hughes and General Electric Company dated the Effective Date (as it may be amended, amended and restated, supplemented or otherwise modified from time to time).

“KPIs” shall have the meaning set forth in Section 9.02(b).

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Leading Party” means any of Baker Hughes or its Affiliates, on the one hand, or GE Digital or its Affiliates, on the other, that will market to, accept tenders and orders from, and sell to third-party end-user customers or such other parties identified on Schedule 2.01-2 and Schedule 2.01-3 and otherwise take responsibility for leading the customers’ accounts.

“Local Agreements” shall have the meaning set forth in Section 2.07.

“Long-Term Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“Maintenance and Support Services” means the maintenance and support services provided by GE Digital in accordance with Schedule 4.08(e) herein.

“Monitored Equipment” means the equipment of Baker Hughes and/or Baker Hughes Customers to be monitored with GE Hosted Services hereunder.

“MPSA Trigger Date” shall have the meaning set forth in the Recitals.

“Net Revenue” shall have the meaning set forth in Schedule 7.02(a).

“New Services” shall have the meaning given in Section 2.03(b)(ii).

“Non-Standard T&Cs” shall have the meaning set forth in Section 4.03(e).

“O&G Activities” means the following oil and gas activities: (i) drilling, evaluation, completion and/or production; (ii) liquefied natural gas; (iii) compression and boosting liquids in upstream, midstream and downstream; (iv) pipeline inspection and pipeline integrity management; or (v) processing in refineries and petrochemical plants (including fertilizer plants).

“Open Source Software” means software for which the source code is generally made publicly available, and that is licensed under the terms of various published open source software license agreements or copyright notices accompanying such software.

“Order” means a request for GE Digital Offerings that has made by a Baker Hughes Entity.

“Original Agreement” shall have the meaning ascribed to it in the Recitals.

“Party” means GE Digital and Baker Hughes individually, and “Parties” means GE Digital and Baker Hughes collectively, and, in each case, their permitted successors and assigns.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Post-MPSA Trigger Date Pricing” means the revenue share and pricing arrangements set forth in Schedule 7.02(a).

“Predix Market Place” means the market place for applications and services running on the Predix Platform, offered by GE Digital, its Affiliates and third parties, and hosted by GE Digital at www.predix.io.

“Professional Services” shall mean delivery, installation, data science, consulting, or implementation services, excluding hosted or managed software or platform services.

“Project” means any specific research and/or development activities related to Software, hardware or other technology identified as a “Project” in the applicable Statement of Work.

“Project Leader” shall have the meaning set forth in Section 3.01(a)(v).

“Relationship Manager” shall have the meaning set forth in Section 2.06(a).

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Request for New Services” shall have the meaning set forth in Section 2.05(a).

“Restructuring” shall have the meaning set forth in the Recitals.

“Roadmap” shall have the meaning set forth in Section 4.08(d).

“Schedules” means the schedules attached to this Agreement, including each of Schedule 2.01-1, Schedule 2.01-2, Schedule 2.01-3, Schedule 2.03(a), Schedule 2.04(b), Schedule 2.05(a), Schedule 2.06(a), Schedule 2.06(b), Schedule 4.05(a), Schedule 4.08(e), Schedule 7.02(a), Schedule 7.02(b), and Schedule A.

“Services” shall have the meaning set forth in Section 2.03(b).

“Services Foreground IP” means all Intellectual Property (other than trademarks and other source indicators) and Technology created in the course of performance or provision of Professional Services, including that which is reflected in all research records, laboratory notebooks, technical reports, and experimental results.

“SLA” shall have the meaning set forth in Section 4.08(e).

“Software” means computer software, programs and databases in any form, including (as applicable in context) source code, object code, operating systems, specifications, libraries, data, databases, database management code, utilities, graphical user interfaces, software engines, software platforms, data formats, versions thereof, and related documentation, developer notes, comments and annotations.

“Statement of Work” shall have the meaning set forth in Section 3.01(a).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date (as it may be amended, amended and restated, supplemented or otherwise modified from time to time), between GE and BHGE.

“Tax” shall have the meaning ascribed to it in the Transaction Agreement.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, products, services, techniques, ideas, know-how, results of research and development, Software, descriptions, flow-charts, documentation (including user manuals and other training documentation), tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein.

“Term” shall have the meaning set forth in Section 10.01(a).

“Termination Assistance Services” shall have the meaning set forth in Section 10.04.

“Termination Charges” means the charges that the Parties agree shall apply in the event of a termination of an Order or Statement of Work, or otherwise any and all out-of-pocket fees or expenses (which may include breakage fees, early termination fees or charges, or minimum volume charges) owed to any unaffiliated third-party provider as a direct result of an early termination.

“Third-Party Services” has the meaning defined in Section 4.03(d).

“Transaction Agreement” shall have the meaning ascribed to it in the Recitals.

“Transaction Document” means the Transaction Agreement, any Ancillary Agreement or any Long-Term Ancillary Agreement.

Article II

APPOINTMENT; SERVICES AND SERVICES MANAGERS

Section 2.01                    Appointed Reseller; Exclusivity. Provided Baker Hughes procures all of its GE Digital Offerings and comparable functional and technical software, hardware and professional services software solutions and services in the Baker Hughes Channel exclusively from GE Digital, then:

(a)               Baker Hughes will be the Leading Party and the exclusive provider for all GE Digital Offerings for a company that, together with its Affiliates and business units, is primarily engaged in the Baker Hughes Channel (a “Third Party Customer”). With regards to any Affiliate or business unit within such Third Party Customer that purchases non-Baker Hughes Channel products and services, Baker Hughes will retain account control for such Third Party Customer but will refer to GE Digital any prospective sales opportunities for the purchase of GE Digital Offerings for such non-Baker Hughes Channel products and services.

(b)               With respect to a customer that is not a Third Party Customer that has an Affiliate or business unit that purchases products and services in the Baker Hughes Channel, GE Digital will retain account control for such non-Third Party Customer but will refer to Baker Hughes those prospective sales opportunities with regards to the products and services in the Baker Hughes Channel.

(c)               If Baker Hughes believes that GE Digital is unable to provide to Baker Hughes a GE Digital Offering in accordance with the terms set forth herein, Baker Hughes will notify GE Digital in writing of the comparable product offering it wishes to purchase from an unaffiliated third party (“Proposed Exception Purchase”). If Baker Hughes and GE Digital are unable to negotiate an alternate solution, GE Digital may elect in its discretion to approve Baker Hughes’ Proposed Exception Purchase.

(d)               The applicable obligations of GE Digital set forth herein in respect of the GE Digital Offerings shall not apply to any reseller or distributor of GE Digital or its Affiliates, including without limitation any ISV, System Integrator and Technical Partners (each, as defined in the Channel Agreement) appointed by GE Digital before or after the effective date of this agreement.

Section 2.02                    [Intentionally Left Blank]

Section 2.03                    GE Digital Offerings to be Provided.

(a)               Subject to the terms and conditions of this Agreement, including Sections 2.05(b) and 4.01, GE Digital shall provide (or cause to be provided) to the Baker Hughes Entities during the Term the GE Digital Offerings that GE Digital provides to its partners, resellers and other GE businesses, but at a minimum, GE Digital will, during the Term, and subject to its End of Life Policy, offer the products and services set forth in Schedule 2.03(a) herein, all in accordance with the SLA set forth in Schedule 4.08(e). Notwithstanding the foregoing, a limited release of a limited version of a product by GE Digital will not be deemed a GE Digital Offering that is provided to partners, resellers and other GE businesses for the purposes of this Section 2.03.

(b)               Subject to the terms and conditions of this Agreement, GE Digital shall provide (or cause to be provided) to the Baker Hughes Entities during the Term the following services (each, a “Service” and, collectively, the “Services”):

(i)                        ongoing services (including Maintenance and Support Services), Technology and GE Digital Offerings that have been agreed upon and described in any written statements of work, purchase orders, agreements with Baker Hughes Customers, or similar documentation, and entered into prior to, and in effect as of, the MPSA Trigger Date (the “Continuing Services”);

(ii)                        GE Digital Offerings that are requested by the Baker Hughes Entities after the MPSA Trigger Date pursuant to Section 2.05 (the “New Services”).

(c)               For the avoidance of doubt: (i) the provision of GE Digital Offerings shall not require GE Digital to disclose any Highly Confidential Information, and the Parties will work in good faith to reach an arrangement that allows the provision of GE Digital Offerings without such disclosure; and (ii) none of the GE Digital Offerings shall include any services inconsistent with applicable Laws or GE Digital’s legal obligations (including, but not limited to, applicable data protection Laws, export control Laws, or GE compliance policies).

(d)               The following terms and conditions shall apply to each category of Services:

(i)                        Subject to Section 2.03(d)(ii) below, Continuing Services shall be provided by GE Digital in accordance with, and governed in all respects by, the terms and conditions set forth in the Original Agreement immediately prior to the MPSA Trigger Date;

(ii)                        Any purchase order, renewal (whether automatic or otherwise), agreement or similar documentation entered into after the MPSA Trigger Date with Baker Hughes or an existing (as of the MPSA Trigger Date) Baker Hughes Customer, even in respect of Continuing Services, that adds one or more SKUs not previously provided to Baker Hughes or such Baker Hughes Customer (the “Add-On Services”) will be subject to the terms and conditions of this Agreement as of the date of such purchase order, renewal (whether automatic or otherwise), agreement or similar documentation. For the avoidance of doubt, the terms and conditions agreed for Rosneft phase 1 delivery and BP prior to the MPSA Trigger Date shall be governed in all respects by the terms and conditions of the Original Agreement.

(iii)                        Subject to Baker Hughes providing L1 and L2 Maintenance and Support Services per Schedule 7.02(a) herein, GE Digital shall provide L3 Maintenance and Support Services to Baker Hughes and all Baker Hughes Customers existing as of the MPSA Trigger Date upon the next renewal (whether automatic or otherwise) of such customer contract. GE Digital shall not require that any Baker Hughes Customer upgrade or modify the terms of any Maintenance and Support Services included in the Continuing Services, all of which shall be provided in accordance with the terms of this Agreement.

(iv)                        New Services shall be provided by GE Digital in accordance with, and governed in all respects by, the terms and conditions as set forth in this Agreement.

(e)               The pricing for each of the Services is as follows:

(i)                        The pricing for Continuing Services will be determined by the statements of work, purchase orders, agreements with Baker Hughes Customers, or similar documentation that is in effect prior to the MPSA Trigger Date, unless otherwise agreed by the Parties in writing, in which case such lower pricing shall apply;

(ii)                        The pricing for Add-On Services will be determined in accordance with Section 7.02.

(iii)                        The pricing for New Services will be determined in accordance with Section 7.02.

Section 2.04                    Duration of Services.

(a)               Subject to the terms of this Agreement, GE Digital shall provide or cause to be provided to the respective Baker Hughes Entity each Continuing Service, Add-On Service or New Service agreed to by the Parties until the date on which such Continuing Service, Add-On Service or New Service expires or is terminated in accordance with the applicable Order, Statement of Work or similar documentation, or is terminated pursuant to Article X. For the avoidance of doubt, GE Digital will continue to provide or cause to be provided the Continuing Services, Add-On Services or New Services required under any Order, Statement of Work or similar documentation entered into prior to the date of termination of this Agreement, for the duration agreed in such Order, Statement of Work or similar documentation, even upon expiration of this Agreement.

(b)               GE Digital will continue to update, upgrade and maintain the GE Digital Offerings in the ordinary course of business, and shall not replace, sunset or discontinue any of the same except as set forth in the GE Digital End of Life Policy, a preliminary copy of which has been provided to Baker Hughes as of the date hereof and which shall be finalized by GE Digital within thirty (30) days of the date hereof in a form substantially similar to that set forth at Schedule 2.04(b) (the “End of Life Policy”). For avoidance of doubt, GE Digital shall not provide notice of replacement, sunseting or discontinuation less than that provided for in the End of Life Policy. GE Digital shall work with Baker Hughes and any applicable Baker Hughes Customer in good faith to support Baker Hughes or such Baker Hughes Customer in order to mitigate the effect of such replacement, sunset, or discontinuation.

Section 2.05                    Request for New Services.

(a)               Any Baker Hughes Entity may submit, from time to time, a written request having the form of Schedule 2.05(a) and signed by a duly authorized representative of Baker Hughes to the GE Digital Services Manager for the initiation of a New Service to be provided by GE Digital (each, a “Request for New Services”). Each Request for New Services shall be deemed to incorporate by reference the terms and conditions of this Agreement and be numbered and dated. Requests for New Services shall contain the following information to facilitate the proper accounting of such Service:

(i)                        a detailed description of the services to be performed;

(ii)                        identification of the desired start date and anticipated end date for the requested service;

(iii)                        with respect to each service, the anticipated resources necessary for the provision of such service; and

(iv)                        Baker Hughes’ location at which such service will be rendered, if applicable.

(b)               GE Digital and the requesting Baker Hughes Entity shall negotiate in good faith to agree upon the terms for the New Services requested in the Request for New Services and, if such terms are agreed upon, GE Digital and the requesting Baker Hughes Entity shall jointly enter into a Statement of Work in accordance with Article III or an Order in accordance with Article IV, provided that GE Digital shall not be obligated to accept any Request for New Services except to the extent that an Order is for on-premise APM (Classic Meridium), Classic Smart Signal, or cloud-based APM or Predix Private Cloud that is being made commercially available by GE Digital to its partners, resellers or other GE businesses at the time such Order is made, and no such negotiation will be required for the same; provided, further, that (i) such Order is based on GE Digital’s standard product or service descriptions, specifications and terms and conditions, and (ii) for purposes of this Section 2.05(b), a limited release of a limited version of a product will not be deemed an offering that is “commercially available.” At a minimum, during the Term and subject to its End of Life Policy, GE Digital will offer the products and services set forth in Schedule 2.03(a) herein.

Section 2.06                    Service Managers.

(a)               Each Party shall appoint a relationship manager who shall act as the primary liaison between Baker Hughes and GE Digital for all matters related to this Agreement and shall have overall responsibility for ensuring each Party’s performance of its responsibilities and obligations as set forth in this Agreement (each, a “Relationship Manager”). The roles and responsibilities of the Relationship Managers are further set forth in Section 9.01 herein. GE Digital hereby appoints and designates the service manager, or managers as the case may be, as indicated in Schedule 2.06(a) (the “GE Digital Services Manager”). Baker Hughes hereby appoints and designates the service manager, or managers as the case may be, as indicated in Schedule 2.06(b) (the “Baker Hughes Services Manager”).

(b)               Each Party agrees to notify the other Party of the appointment of a different GE Digital Services Manager or Baker Hughes Services Manager, as applicable, if necessary, in accordance with the governance procedure set forth in Section 9.01.

Section 2.07                    Local Implementing Agreements. The Parties recognize and agree that there may be a need to document the GE Digital Offerings provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or, as appropriate, cause their respective Affiliates to enter into, local implementing agreements (“Local Agreements”) for GE Digital Offerings to be provided hereunder in such jurisdictions as a Party may reasonably request from time to time; provided, however, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition hereof nor the effect thereof. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Agreement in a manner that does not subject GE Digital or any of its Affiliates to income Taxes for the provision of GE Digital Offerings in a jurisdiction other than those jurisdictions under the laws of which GE Digital or such Affiliate is organized or is, before the implementation of such Local Agreement, a Tax resident.

Section 2.08                    Marketing and Publicity. During the Term, Baker Hughes shall not (a) authorize or otherwise participate in any publicity or public statement that disparages or otherwise has an adverse impact on the GE Digital Offerings, or (b) authorize or otherwise participate in any publicity or public statement promoting the use or adoption of a third party product or service competitive with the GE Digital Offerings or any business relationship relating thereto, provided that, with respect to the foregoing subsection (b), Baker Hughes may participate in promotional activities and events involving Baker Hughes Customers that use an offering that is competitive with a GE Digital Offering.

Article III

STATEMENTS OF WORK

Section 3.01                    Entering into Statements of Work.

(a)               GE Digital and any Baker Hughes Entity may mutually agree (which agreement will not be unreasonably withheld or delayed) from time to time on Professional Services to be provided by GE Digital to such Baker Hughes Entity or Baker Hughes Customer in accordance with the terms and conditions of this Agreement and such other terms as agreed upon by the Parties and set forth in a statement of work to be entered into by GE Digital and the applicable Baker Hughes Entity(ies) (each, a “Statement of Work”). All Statements of Work must be in writing and signed by a duly authorized representative of each of GE Digital and the applicable Baker Hughes Entity prior to the commencement of any Professional Services under such Statement of Work. Each Statement of Work shall be: (A) deemed a separate agreement between GE Digital and the respective Baker Hughes Entity, and shall be an independent obligation from any other Statement of Work, (B) deemed to incorporate by reference the terms and conditions of this Agreement, and (C) numbered and dated. Statements of Work may be in the form set forth in Schedule 3.01(a), and may contain the following elements:

(i)                        a statement of the scope and objective of the Project;

(ii)                        a detailed description of the Professional Services to be performed;

(iii)                        identification of the Deliverables and schedule for delivery;

(iv)                        projected total and annual funding levels for each identified Project, including the funding level for each Baker Hughes Entity, GE Digital and/or any Governmental Authority and any specified funding limitations;

(v)                        for each identified Project, the name of the Person designated by each Party (each, a “Project Leader”) to serve on such Party’s behalf as the primary contact between the Parties for such Project;

(vi)                        the term of such Statement of Work, including any renewal options;

(vii)                        the personnel, services, material or other resources that the applicable Baker Hughes Entity shall provide to enable or support the services and any other obligations of such Baker Hughes Entity;

(viii)                        identification of applicable export control and government security classifications for the Project(s);

(ix)                        a statement identifying any Persons that are co-sponsoring the applicable services under such Statement of Work;

(x)                        provisions for post-Project disposal, sale, or use of any equipment acquired for any Project(s);

(xi)                        provisions regarding ownership of, and (sub)license rights to, Services Foreground IP, if different than those set forth in Section 5.05 herein;

(xii)                        any provisions regarding restrictions on the use of any Intellectual Property relevant to such Statement of Work, which shall limit the licenses granted in Article V; and

(xiii)                        such other special provisions as are unique to a specific Statement of Work.

Section 3.02                    Project Change. If either GE Digital or the applicable Baker Hughes Entity proposes changes in a Project, GE Digital and the applicable Baker Hughes Entity for the applicable Statement of Work shall discuss such changes, but no changes shall be binding unless mutually agreed upon in writing. Other than with respect to the foregoing right of election, if GE Digital and the applicable Baker Hughes Entity fails to agree on a change, the Project scope, funding, timing, and other items shall remain, and the Professional Services shall proceed, as specified in the applicable Statement of Work.

Section 3.03                    Replacement of Project Leaders. Except as otherwise mutually agreed to in writing in the applicable Statement of Work, each Party to a Statement of Work may, in its sole discretion, appoint an adequately and similarly qualified new or alternate Project Leader for each Project to manage its obligations hereunder; provided that any new Project Leader appointed by GE Digital requires Baker Hughes’ prior written consent, which shall not be unreasonably withheld or delayed. Subject to the foregoing, each Party to a Statement of Work agrees to provide the other Parties with written notification if and when such Party appoints a new or alternate Project Leader.

Section 3.04                    Subcontracting. GE Digital may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) any subcontractor engaged to perform Professional Services after the MPSA Trigger Date requires Baker Hughes’ prior written approval, which shall not be unreasonably withheld or delayed; (b) GE Digital shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to GE Digital, and no less than a reasonable degree of care and diligence; and (c) GE Digital shall in all cases remain primarily responsible for and liable for the performance of all of its obligations hereunder and the actions or omissions of its subcontractors.

Article IV

GE DIGITAL OFFERINGS

Section 4.01                    GE Digital Offerings. Baker Hughes may submit Orders with respect to GE Hardware, GE Software or GE Hosted Services, subject to the applicable terms and conditions of this Agreement and the applicable Order. If accepted by GE Digital in its sole discretion, such Orders shall be binding upon the Parties and incorporate the terms and conditions of this Agreement. GE Digital will not refuse acceptance on any Order to the that extent such Order is for on-premise APM (Classic Meridium), Classic Smart Signal, or cloud-based APM or Predix Private Cloud that is being made commercially available by GE Digital to its partners, resellers or other GE businesses at the time the Order is made, provided that (i) such Order is based on GE Digital’s standard product or service descriptions, specifications and terms and conditions and (ii) for purposes of this Section 4.01, a limited release of a limited version of a product will not be deemed an offering that is “commercially available.” For the avoidance of doubt, Orders may be based on requests for such GE Digital Offerings that Baker Hughes receives from Baker Hughes Customers. If such an Order is accepted by GE Digital, GE Digital shall provide the requested GE Hardware, GE Software or GE Hosted Services to the relevant Baker Hughes Entity(ies) or to pass on to the requesting Baker Hughes Customer. At a minimum, during the Term and subject to its End of Life Policy, GE Digital will offer the products and services set forth in Schedule 2.03(a) herein.

Section 4.02                    [Intentionally Left Blank]

Section 4.03                    Baker Hughes’ Responsibilities.

(a)               As between the Parties, except as set forth herein, Baker Hughes is solely responsible for the development, content, operation, maintenance, and use of Baker Hughes Content and Monitored Equipment. As between the Parties, Baker Hughes is responsible for securing all necessary rights and permissions to provide Baker Hughes Content to GE Digital and to use Baker Hughes Content with the GE Hosted Services or other GE Digital Offerings. For example, as between the parties, Baker Hughes is solely responsible for:

(i)                        the technical operation of Baker Hughes Content, including ensuring that calls Baker Hughes makes to or from any Baker Hughes Application or service are compatible with the GE Hosted Services;

(ii)                        compliance of Baker Hughes Content with the Acceptable Use Policy, Data Protection Plan, and applicable Hosted Services Documentation provided to Baker Hughes in writing;

(iii)                        compliance by Baker Hughes with all applicable Laws, executive orders and court orders in using the GE Hosted Services;

(iv)                        any claims relating to Baker Hughes Content, except for (A) claims arising from any unauthorized, accidental, or unlawful loss, access, or disclosure of Baker Hughes Content from the GE Digital Offerings that is unrelated to any act or omission by Baker Hughes or (B) Baker Hughes Infringement Claims (as defined in Section 8.05(a));

(v)                        the accuracy and completeness of Baker Hughes Content; and

(vi)                        proper handling and processing of notices sent to Baker Hughes (or any of Baker Hughes’ Affiliates) by any person claiming that Baker Hughes Content violates such person’s rights, including notices pursuant to the U.S. Digital Millennium Copyright Act or similar laws of other countries.

(b)               Baker Hughes’ credentials (which may include username, passwords, tokens, certificates, keys, and pins) issued by GE Digital or selected by Baker Hughes for accessing the GE Hosted Services, to the extent applicable, are for Baker Hughes’ and Baker Hughes Customers use only and Baker Hughes may not, and shall require that Baker Hughes Customers shall not, share, sell, transfer, or sublicense them to any other entity or person, except that Baker Hughes may disclose Baker Hughes’ credentials to Baker Hughes’ agents and subcontractors performing work on Baker Hughes’ behalf. Other than as set forth herein to the contrary, Baker Hughes is responsible for any use of Baker Hughes’ credentials and for notifying GE Digital promptly of any breach of security related to Baker Hughes’ credentials of which it becomes aware. Each Party is responsible for complying with all security requirements communicated to the other Party in writing and for its respective obligations for securing such Party’s systems and networks as described in the Data Protection Plan. Baker Hughes is responsible for personnel or third parties to whom Baker Hughes grants permission to access or use its account(s). Neither Party shall (i) tamper with or take any action to circumvent any security feature or attempt to exceed authorized access provided by the other Party on its systems or networks; (ii) interfere with or disrupt the integrity or performance (other than performance degradation by normal use) of the other Party’s systems or networks or the data contained therein; or (iii) knowingly or recklessly send or store material containing software viruses, worms, Trojan horses or other harmful computer code, files, scripts, agents or programs. If a Party becomes aware of any violation of this provision, such Party shall immediately address such violations and concurrently notify the other Party, and the Parties shall use reasonable efforts in good faith to cooperate in investigating any such apparent violation of this provision. GE Digital reserves the right to temporarily suspend any access or permissions if it deems such action necessary to prevent malicious attack or imminent damage to its network or other customers, provided GE Digital (i) shall promptly notify Baker Hughes, (ii) take all reasonable actions to mitigate the effects of such attack or damage and (iii) reasonably cooperate with Baker Hughes to restore such access or permissions after such a condition has been addressed.

(c)               Except as expressly provided in a Statement of Work or Order or in the SLA (as defined in Section 4.08(e)), Baker Hughes is solely responsible for providing Internet connectivity for Baker Hughes’ facilities as necessary to access and use the GE Hosted Services (including all ISP charges). Subject to GE Digital’s compliance with the SLA, GE Digital does not and cannot control the flow of data to or from GE Digital’s network and other portions of the Internet; such flow depends in large part on the performance of Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Baker Hughes’ connections to the Internet (or portions thereof). Although GE Digital shall use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, GE Digital cannot guarantee that such events will not occur.

(d)               If specified on GE Digital’s Web sites for the GE Hosted Services, third parties may offer independent services, including hosted application services (“Third-Party Services”), directly to Baker Hughes or Baker Hughes Customers under a separate agreement, and Baker Hughes’ written acceptance of such offers constitutes a separate agreement solely between Baker Hughes (or the Baker Hughes Customer) and the third-party provider thereof. If Baker Hughes or a Baker Hughes Customer subscribes to Third-Party Services, Baker Hughes consents to GE Digital sharing with the third-party provider, subject to confidentiality terms contained in any agreements with such third party provider: (i) Baker Hughes contact and account information, (ii) Baker Hughes Content in connection with Baker Hughes’ use of the Third-Party Services, and (iii) additional information, if any, disclosed in writing to Baker Hughes in connection with the Third-Party Services.

(e)               The terms and conditions in this Agreement and the Order(s) applicable to the GE Hosted Services apply to Baker Hughes when using the GE Hosted Services for its internal use and to Baker Hughes Customers when using Baker Hughes Applications hosted or provided using the GE Hosted Services. When Baker Hughes uses the GE Hosted Services to host and provide GE Digital Offerings to a Baker Hughes Customer, Baker Hughes shall cause such Baker Hughes Customer to agree to terms and conditions in accordance with the following: All offers and quotations made by Baker Hughes to potential customers will be issued in Baker Hughes’ name only. When proposing GE Digital Offerings to Baker Hughes Customers, Baker Hughes shall provide the Baker Hughes Customer with GE Digital’s standard end customer terms and conditions for the applicable GE Digital Offerings, which shall be attached to the applicable accepted Order or Statement of Work, or otherwise substantially similar terms and conditions (“GE Digital T&Cs”), except where the Parties mutually agree to provide different or additional terms and conditions (“Non-Standard T&Cs”) to a Baker Hughes Customer.

(f)                Notwithstanding the foregoing, Baker Hughes may offer Non-Standard T&Cs to Baker Hughes Customers with respect to the GE Digital Offerings, provided that: (i) such Non-Standard T&Cs do not affect a Core Requirement of the GE Digital T&Cs or product specifications, except with GE Digital’s prior written agreement, and (ii) Baker Hughes assumes the sole risk and liability for such Non-Standard T&Cs. If Baker Hughes desires that Non-Standard T&Cs be reflected back-to-back in the accepted Order or Statement of Work entered into between Baker Hughes and GE Digital, then Baker Hughes shall notify GE Digital during the negotiation with the potential Baker Hughes Customer and request that the back-to-back Non-Standard T&Cs be attached to or incorporated in the applicable accepted Order or Statement of Work. GE Digital agrees to cooperate and work in good faith with Baker Hughes to review and timely respond to Baker Hughes’ requests for Non-Standard T&Cs.

(g)               The Parties will agree on a deal-by-deal basis the extent to which Non-Standard T&Cs will be reflected back-to-back in the Order or Statement of Work entered into between Baker Hughes and GE Digital and the back-to-back Non-Standard T&Cs shall be attached to or incorporated into the applicable Order or Statement of Work. In no event shall GE Digital be responsible for any obligation or liability that is not documented in an accepted Order or Statement of Work that has been signed by GE Digital.

Section 4.04                    [Intentionally Left Blank]

Section 4.05                    Software. Unless otherwise specified in a Statement of Work or Order, GE Software shall be made available by GE Digital for electronic download by Baker Hughes or as otherwise agreed by the Parties. GE Digital shall be deemed to have delivered GE Software when GE Digital makes the GE Software available for download by Baker Hughes and notifies Baker Hughes of such availability. If a Statement of Work or Order specifies that Software is to be delivered to Baker Hughes on physical media, then delivery of physical media shall be made FCA GE Digital’s facility (Incoterms 2010). No title to the GE Software is transferred.

Section 4.06                    Customer Agreements for Professional Services. Baker Hughes may engage GE Digital to perform Professional Services for Baker Hughes Customers in accordance with agreed upon Statements of Work. Baker Hughes’ provision of Professional Services to Baker Hughes Customers may be provided under terms and conditions that Baker Hughes determines with Baker Hughes Customers in Baker Hughes’ sole discretion; provided that Baker Hughes retains liability for any promises made to its customers in such agreements.

Section 4.07                    [Intentionally Left Blank]

Section 4.08                    [Intentionally Left Blank]

(a)               [Intentionally Left Blank]

(b)               [Intentionally Left Blank]

(c)               Opportunities Outside the Baker Hughes Channel. If Baker Hughes desires to pursue a sales opportunity outside the Baker Hughes Channel (which is not permitted under the terms of this Agreement), Baker Hughes may notify GE Digital in writing, and GE Digital may agree, in its sole discretion, to permit Baker Hughes to pursue such opportunity as the lead, provided that GE Digital or its Affiliates or partners are not already pursuing such opportunity and provided further that Baker Hughes shall only have the right to do so to the extent consistent with applicable Law. GE Digital will use commercially reasonable efforts to respond to any such notification from Baker Hughes within five (5) working days of the same being made.

(d)               Roadmap.  Upon or promptly after the MPSA Trigger Date, but in any event no later than thirty (30) days after such date, GE Digital and Baker Hughes shall jointly establish a one-year product roadmap and corresponding budget (the “Roadmap”), which shall be updated quarterly for new releases. GE Digital and Baker Hughes will determine the Roadmap taking into account overall volume commitments by product and priorities of GE Digital, Baker Hughes and GE Entities’ business units, as well as estimated timeline projections of commercial viability and availability for future products and services. Quarterly reviews of the Roadmap shall be conducted via a formal governance process, as further described in Section 9.01 herein, to ensure that the Parties continue to track to their highest priorities. Baker Hughes will at all times be provided representation on the Governance Council (as defined in Section 9.01) that is part of such formal governance process. In addition to the roles and responsibilities set forth in Section 9.01 herein, the Governance Council shall (i) ensure open and frequent exchange of information between the Parties regarding the activities under the Roadmap; and (ii) discuss any material technical issues that arise under the Roadmap. Baker Hughes shall provide visibility on its order pipeline to track the effect of such changes, including volume, timing and any information reasonably requested by GE Digital. If Baker Hughes incurs liquidated damages as a direct result of such Roadmap changes that Baker Hughes did not approve, GE Digital shall bear the cost of such liquidated damages, provided that (i) the contract including such liquidated damages was approved in writing by GE Digital and in existence prior to the MPSA Trigger Date, or (ii) GE Digital provided its written approval of such liquidated damages prior to the execution of any contract entered into after the MPSA Trigger Date. GE Digital shall continue to deliver on Roadmap commitments necessary to fulfill its obligations to Baker Hughes in existence as of the MPSA Trigger Date in order to support Orders entered into for Rosneft and BP.

(e)               SLA. GE Digital agrees to comply with the Service Level Agreement set forth in Schedule 4.08(e) hereto (the “SLA”).

Section 4.09                    Access. Baker Hughes shall, and shall cause its Affiliates and Baker Hughes Customers to, allow GE Digital and its Representatives reasonable access to the facilities of Baker Hughes necessary for GE Digital to fulfill its obligations under this Agreement. GE Digital shall ensure that each of its Representatives are subject to confidentiality obligations at least as stringent as those in this Agreement prior to such Representative having access to any Baker Hughes facility. GE Digital and its Representative shall fully comply with all policies and procedures of Baker Hughes applying to such facilities, and GE Digital shall be responsible for remedying any violations of such policies and procedures by GE Digital or its Representatives.

Article V

INTELLECTUAL PROPERTY

Section 5.01                    License to Baker Hughes Intellectual Property and Content. Except as otherwise specified in this Agreement, a Statement of Work or Order, Baker Hughes shall retain all rights in the Baker Hughes Intellectual Property and Baker Hughes Content. Subject to GE Digital’s payment of any applicable fees and compliance with this Agreement, and the execution of applicable Orders and Statements of Work as set forth in Sections 3.01 and 4.01, Baker Hughes hereby grants, and shall cause its Affiliates to grant, a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense (except pursuant to Section 3.04), for GE Digital to access and use the Baker Hughes Intellectual Property owned by Baker Hughes, any Services Foreground IP owned by Baker Hughes and Baker Hughes Content owned by Baker Hughes to: (i) provide the GE Digital Offerings to Baker Hughes; (ii) perform any other obligation of GE Digital under this Agreement, and any Statements of Work or Orders; and (iii) solely with respect to patches, bug-fixes, suggestions, feedback, or similar items (“Feedback”) relating to the GE Digital Offerings provided by Baker Hughes to GE Digital, to maintain, develop, and improve the GE Digital Offerings, including selling or offering for sale such GE Digital Offerings incorporating such Feedback.

Section 5.02                    License for Baker Hughes Use. Subject to Baker Hughes’ payment of all applicable Charges and compliance with this Agreement and the execution of applicable Orders and Statements of Work as set forth in Sections 3.01 and 4.01, GE Digital hereby grants to Baker Hughes a limited, non-transferable (other than an assignment allowed in Section 11.11 herein), non-exclusive right and license, under all Intellectual Property rights owned or controlled by GE Digital, for the Baker Hughes Entities to: (a) access and use any: (i) GE Digital Offerings provided by GE Digital to Baker Hughes pursuant to an agreed upon Order or Statement of Work; (ii) Deliverables provided by GE Digital to Baker Hughes pursuant to a Statement of Work; and (iii) any Feedback provided by GE Digital to Baker Hughes to maintain, develop, and improve Baker Hughes’ products and services, including selling or offering for sale such products and services incorporating such Feedback; and (b) with respect to Baker Hughes Customers: (i) resell the GE Digital Offerings to Baker Hughes Customers, and (ii) provide services to the Baker Hughes Customers using the Deliverables, in each case, solely within the Baker Hughes Channel and subject to the Core Requirements set forth in Schedule A herein. With respect to GE Digital Offerings provided by GE Digital to Baker Hughes hereunder, Baker Hughes will comply with any license limitations (such as named or concurrent user limits, limits on numbers of copies or processors, or restrictions to designated computers or facilities) described on the applicable software/product documentation or Statement of Work or Order. GE Digital represents and warrants that, as between the Parties, GE Digital has the authority to grant the licenses granted in Sections 5.02 and 5.03 herein on behalf of itself and its subsidiaries.

Section 5.03                    Access for Product Development. Subject to Baker Hughes’ payment of all applicable Charges and compliance with this Agreement, GE Digital hereby grants to Baker Hughes the right to access and use (i) all GE Digital Development Software under GE Digital’s standard and customary terms and conditions, and (ii) all other software generally made available by GE Digital for use by the public, in each case on the same access terms as the public, for the purpose of Baker Hughes development and support of Baker Hughes Applications (including any rights to provide and/or license the Baker Hughes Applications to Baker Hughes Customers). Baker Hughes shall indemnify GE Digital, subject to Section 8.06, for any third party claims against GE Digital, its Affiliates or its customers arising as a result of Baker Hughes’ access to or use of the GE Digital Development Software.

Section 5.04                    [Intentionally Left Blank]

Section 5.05                    IP Ownership

(a)               Except as otherwise specified in this Agreement, a Statement of Work, or an Order, GE Digital shall retain all Intellectual Property rights in: (i) the GE Digital Offerings, and (ii) all modifications or improvements to the source code of the GE Digital Offerings occurring during the course of this Agreement, no matter which Party made such improvements or modifications to the source code.  Subject to the last sentence in this Section 5.05(a), Baker Hughes, and its Affiliates, will not sublicense, distribute, create derivative works of, or reverse engineer any of the GE Digital Offerings, or authorize any third party to do so, except as expressly permitted by GE Digital in writing. Subject to the first sentence of this Section 5.05(a), and except as otherwise specified in this Agreement, a Statement of Work or an Order, in connection with Professional Services: as between the Parties, GE Digital shall own all new Intellectual Property created by GE Digital or by a third party on GE Digital’s behalf; and Baker Hughes shall own all new Intellectual Property created by Baker Hughes or by a third party on Baker Hughes’ behalf. For avoidance of doubt, any software developed by Baker Hughes, its Affiliates, or on behalf of Baker Hughes or its Affiliates by a third party, shall not be considered to be a modification, derivative work, or improvement of a GE Digital Offering merely because such software: (i) links to GE Digital Offerings by using APIs or user interfaces made available to Baker Hughes or to Baker Hughes Customers by GE Digital, or (ii) uses the data output from a GE Digital Offering.

(b)               Except as otherwise specified in this Agreement, a Statement of Work, an Order, or other written agreement executed by both parties, Baker Hughes and its Affiliates will not sublicense or distribute any of the GE Digital Offerings, or authorize any third party to do so.

Section 5.06                    Governmental Restrictions and Approvals. The licenses contemplated in Section 5.01, Section 5.02 and Section 5.03 of this Agreement shall be subject to any required Governmental Authority approvals, restrictions or reservations, including any of the foregoing that arise out of the funding of any Statement of Work, in whole or in part, by a Governmental Authority. The Parties shall use reasonable efforts in good faith to promptly notify the other party of any such Governmental Authority approvals, restrictions or reservations as early as possible (and preferably prior to a Statement of Work or Order being entered into) and to obtain any and all such approvals that may be required.

Section 5.07                    Third-Party IP. If GE Digital requires any license or other rights to third-party Intellectual Property or Technology in order to provide standard GE Digital Offerings, GE Digital shall be solely responsible for using its reasonable efforts to (a) secure such licenses or rights at its sole cost or (b) modify the GE Digital Offerings so as to not require such third-party Intellectual Property or Technology. If GE Digital requires any license or other rights to third-party Intellectual Property or Technology to meet Baker Hughes custom requirements or specifications, GE Digital shall notify the applicable Baker Hughes Entity in writing as soon as practicable after GE Digital identifies such a requirement. Subject to Section 6.01, Baker Hughes and GE Digital acknowledge and agree that as to Baker Hughes custom requirements or specifications there can be no assurance that such licenses or other rights will be successfully obtained or obtained on acceptable terms and, where such licenses or other rights are identified after a Statement of Work or Order has been entered into, the applicable Baker Hughes Entity and GE Digital shall agree to work together in good faith to resolve the issue, which may include changing the scope or terminating such Statement of Work or Order, in obtaining such consent or approval. In the event such consent or approval cannot be obtained, GE Digital and Baker Hughes agree to negotiate in good faith a reasonably acceptable substitute GE Digital Offering that shall be subject to the terms and conditions of this Agreement. Any GE Digital Offerings that are provided by third parties are subject to any written agreements between GE Digital and such third parties. GE Digital shall provide Baker Hughes copies of any such agreements to the extent such agreements impose any additional obligations on Baker Hughes.

Section 5.08                    Open Source. To the extent that any of the GE Digital Offerings or Deliverables include Open Source Software, GE Digital represents and warrants with respect to each piece of Open Source Software that: (i) GE Digital has and will fully comply with the terms and conditions of any applicable license agreement or copyright notice, (ii) such Open Source Software will not be used in a manner that would require the licensing, offer or provision of GE Digital Offerings source code to others for those GE Digital Offerings that are distributed or conveyed to Baker Hughes or Baker Hughes Customers; and (iii) Baker Hughes’ and Baker Hughes Customers’ use and distribution of the Open Source Software does not and will not require Baker Hughes or Baker Hughes Customers to disclose, license, or assign Baker Hughes’ or Baker Hughes Customers’ proprietary source code, or any Intellectual Property related thereto, under any open source license(s). Upon Baker Hughes’ request, GE Digital will provide a list of all of the Open Source Software that is embedded in GE Digital Offerings that Baker Hughes is authorized to distribute.

Article VI

OTHER ARRANGEMENTS

Section 6.01                    Third-Party Software and Software Licenses. To the extent that GE Digital can extend its existing third-party Software licenses to Baker Hughes as an affiliate, it shall use commercially reasonable efforts to do so if and to the extent requested by Baker Hughes, provided, however, that Baker Hughes will be responsible for any additional fees or other payments to which Baker Hughes agrees resulting from such extension. In the event that GE Digital is unable to extend existing third-party Software licenses to Baker Hughes, and if and to the extent requested by Baker Hughes, GE Digital shall use commercially reasonable efforts in good faith to assist Baker Hughes in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain third-party Software disclosed in a Statement of Work or Order as necessary for GE Digital to provide, or Baker Hughes to receive or use, GE Digital Offerings pursuant to such Statement of Work or Order; provided, however, that Baker Hughes shall identify the specific types and quantities of any such Software licenses; provided, further, that GE Digital shall not be required to pay any incremental fees or other payments or incur any obligations to enable Baker Hughes to obtain any such license or rights; and provided, further, that GE Digital shall not be required to seek broader rights or more favorable terms for Baker Hughes than those applicable to GE Digital or Baker Hughes, as the case may be, prior to the MPSA Trigger Date or as may be applicable to GE Digital from time to time after the MPSA Trigger Date. The Parties acknowledge and agree that there can be no assurance that GE Digital’s efforts will be successful or that Baker Hughes will be able to obtain such licenses or rights on acceptable terms or at all and, where GE Digital enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01                    Security and Data Privacy.

(a)               GE Digital shall use reasonable efforts to implement appropriate security measures, in accordance with GE Digital’s standard security policies applicable to the GE Digital Offerings, including but not limited to the Data Protection Plan which shall apply to the Predix platform and is available at www.predix.io/legal (each a “Data Protection Plan”) designed to secure Baker Hughes Content against unauthorized, accidental, or unlawful loss, access, or disclosure. Where there is a conflict between the Data Protection Plan and this Agreement, this Agreement shall control. GE Digital reserves the right to modify Data Protection Plans from time to time, provided that any such changes when taken as a whole shall not provide for lower data security protections than those provided in the Data Protection Plan effective as of the MPSA Trigger Date. With respect to Baker Hughes Content, GE Digital shall act as the data processor of Baker Hughes Content in accordance with Baker Hughes’ instructions as contemplated by this Agreement. If Baker Hughes Content includes any data subject to specific legal or regulatory requirements (including, but not limited to, health care data, sensitive personal information, export-controlled data, or sensitive government data), then Baker Hughes shall be responsible for determining whether any GE Hosted Service meets such requirements, unless GE Digital has expressly stated in this Agreement, a Statement of Work or an Order that the GE Hosted Service is designed to meet such requirements. However, Baker Hughes shall be entitled to rely upon written statements from GE Digital as to the features of any GE Hosted Service in order to make any such determination.

(b)               Subject to any third-party restrictions or Intellectual Property rights, Baker Hughes consents to GE Digital’s collection, use, and disclosure of information associated with the GE Digital Offerings as described in this Agreement and the applicable Data Protection Plan, and in particular to the processing of Baker Hughes Content in, and the transfer of Baker Hughes Content into, any country in which GE Digital or GE Digital’s Affiliates or subcontractors maintain facilities (including the United States), but only to the extent permitted by applicable Law. GE Digital shall treat Baker Hughes contact information (including personal information of Baker Hughes representatives) in accordance with GE Digital’s Privacy Policy available at www.predix.io/legal; provided that GE Digital shall not expand the scope of GE Digital’s Privacy Policy as of the date hereof to apply to other topics without the prior written approval of Baker Hughes. Subject to any applicable customer restrictions communicated to GE Digital in writing, Baker Hughes consents to the disclosure of Baker Hughes Content to GE Digital’s subcontractors, provided that the subcontractors are bound to maintain and use Baker Hughes Content solely in accordance with this Agreement, including the confidentiality provisions set forth herein. Each Party may conduct periodic screenings of the other and of its beneficial owners, including screening against official government lists that restrict business dealings with certain parties, for the purpose of satisfying local and multi-national legal obligations and such Party’s risk management requirements. Each Party consents to such screenings and is responsible for providing any notices and obtaining any consents necessary for such screenings.

Section 7.02                    Costs.

(a)               Charges.

(i)                        Calculation of Fees. Baker Hughes shall pay to GE Digital, unless otherwise specified in such Statement of Work or Order, the fees determined in accordance with the Post-MPSA Trigger Date Pricing (each fee determined in accordance with this Section 7.02(a) constituting a “Charge” and, collectively, “Charges”). The fees set forth in the Post-MPSA Trigger Date Pricing supersede any other pricing arrangements agreed between the Parties in respect of Add-On Services and New Services.

(ii)                        Volume Discount. Volume Discount.  For purposes of this agreement, the “Discount Threshold” shall be Forty-Five Million Dollars ($45 million) in respect of the first year of the Term; Sixty Million Dollars ($60 million) in respect of the second year of the Term and Seventy-Five Million Dollars ($75 million) in respect of the third year of the Term (the “Discount Threshold”). Achievement of the Discount Threshold is subject to a cap of 30% of revenue that can be derived from Professional Services ($13.5 million in the first year; $18.0 million in the second year and $22.5 million in the third year).  Once the Discount Threshold is met, GE Digital shall apply an additional discount of five percent (5%) for the remainder of such calendar year to all revenues from Baker Hughes that are not for Professional Services.  The Parties shall not carry such discount over into any subsequent calendar year.  For example, if the Post-MPSA Trigger Date Pricing provides a fifty percent (50%) Revenue Share for each party, then Baker Hughes will receive fifty-five percent (55%) starting with the first dollar over the Discount Threshold and continuing for the remainder of that calendar year, and in the subsequent calendar year, the revenue share will return to fifty percent (50%) until the Discount Threshold is met.  The revenue discount will take the form of a rebate which will be calculated at the end of the relevant year and paid to Baker Hughes forty-five (45) days after invoice.

(b)               GE Digital shall invoice Baker Hughes monthly in arrears for any other GE Digital Offerings provided by GE Digital. All payments by Baker Hughes are due to GE Digital within forty-five (45) calendar days of receipt of such invoices by wire transfer to the accounts specified on Schedule 7.02(b). Such payments shall be made by wire transfer to the account specified by GE Digital on Schedule 7.02(b). To the extent consistent with past practice with respect to GE Digital Offerings provided or services rendered outside the United States, payments may be required to be made in local currency or split between Affiliates (with appropriate invoicing). If Baker Hughes fails to pay such amount by the required date, Baker Hughes shall be obligated to pay to GE Digital, in addition to the amount due, interest at the standard interest rate charged by General Electric Company to Baker Hughes for services under the Intercompany Services Agreement, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as practicable after receipt of any reasonable written request by Baker Hughes, GE Digital shall provide Baker Hughes with data and documentation supporting the calculation of a particular Charge for the purpose of verifying the accuracy of such calculation.

Section 7.03                    No Right to Set Off. Baker Hughes shall pay the full amount of Charges and shall not set-off or counterclaim any amount owed to GE Digital under this Agreement on account of any obligation owed by GE Digital to Baker Hughes that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 7.04                    Taxes.

(a)               Sales Tax or Other Transfer Taxes. Charges are exclusive of, and Baker Hughes shall bear and timely pay, any and all sales, use, value-added, transaction and transfer Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Charges payable by Baker Hughes pursuant to this Agreement; provided that (i) to the extent such Taxes are required to be collected and remitted by GE Digital and its Affiliates, Baker Hughes shall pay such Taxes to GE Digital or the applicable Affiliate upon receipt of an invoice from GE Digital or such Affiliate; and (ii) for the avoidance of doubt, such Charges shall be inclusive of, and GE Digital and its Affiliates shall bear, any income and similar Taxes imposed on or payable to GE Digital and its Affiliates.

(b)               Withholding Tax and Other Similar Taxes.

(i)                        If Baker Hughes determines in good faith that any amount is required under applicable Law to be withheld or deducted in respect of any Tax from any payment by Baker Hughes under this Agreement, the Parties will take reasonable steps to cooperate (including with respect to the structuring of payments pursuant to this Agreement) to avoid the imposition, and/or minimize the amount, of such Tax.

(ii)                        If the Parties agree in good faith that a withholding or deduction is required notwithstanding Section 7.04(b)(i), then each of GE Digital, any of its Affiliates, and Baker Hughes will determine (reasonably and acting in good faith) whether it is able to receive a credit for or a refund in respect of any such withheld amounts. If either Party determines that it is so able, the arrangement will be structured such that all payments made hereunder will be made to a designated Affiliate of GE Digital or Baker Hughes, as the case may be, organized and operated in the United States. In all cases where payments will be made to GE Digital, Baker Hughes shall (A) make any such required withholding or deduction from the amount payable to GE Digital, (B) timely pay the withheld or deduct amount to the relevant Governmental Authority in accordance with applicable Law and (C) promptly forward to GE Digital a withholding tax certificate evidencing such payment by Baker Hughes to the Governmental Authority.

(iii)                        If the Parties agree in good faith (A) that a withholding or deduction of Tax is required notwithstanding Section 7.04(b)(i) and (B) that a credit or refund is not available as set forth in Section 7.04(b)(ii), then the Parties shall negotiate in good faith an allocation of such Tax, or economic equivalent, between Baker Hughes and GE Digital with respect to such Taxes, and the amount of any payments made between the parties in respect of such agreed allocations shall be determined in a manner that fully compensates the payee on an after-Tax basis.

(iv)                        The determinations to be made under this Section 7.04(b) shall be so made at the time of customer pricing, and in all cases no later than the day Baker Hughes places a purchase order with GE Digital.  If Baker Hughes fails to follow this process or otherwise fails to identify that a withholding tax is required to be withheld then Baker Hughes will bear the burden of any such tax imposed; except in the case where GE Digital obtains a credit or refund as reasonably determined by GE Digital acting in good faith.

(c)               Cooperation. The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 7.04.

(d)               Tax Planning or Tax and Accounting Advisory Services. Notwithstanding anything to the contrary contained in this Agreement and without limiting Section 8.07, no GE Digital Offerings provided under this Agreement shall include or be deemed to be, or relied upon by Baker Hughes or any of its Affiliates as, tax or accounting advice, Baker Hughes and its Affiliates shall assume all risks and liability arising from or relating to the use of and reliance upon such GE Digital Offerings and GE Digital makes no representations or warranties with respect to such tax planning or tax or accounting advisory services.

Article VIII

STANDARD FOR SERVICEs; INDEMNITY

Section 8.01                    Standard for Services. GE Digital agrees that the GE Digital Offerings provided under this Agreement shall be provided (i) with reasonable skill and care; and (ii) in accordance with the standards set forth in the SLA and the applicable Statement of Work.

Section 8.02                    Compliance with Law; Professional Services. Each Party will be responsible for complying with all applicable Laws and regulations, including, but not limited to export control laws, in performing its obligations under this Agreement and each Party shall reasonably cooperate with the other and provide any information reasonably requested by the other Party in connection with such compliance obligations. Neither GE Digital nor its Affiliates shall be obligated to provide any GE Digital Offerings which, if provided, would violate any Law. The provision of any legal services shall be subject to the consideration of the maintenance of attorney-client privilege for both GE Digital and Baker Hughes and any potential conflicts of interest.

Section 8.03                    [Intentionally Left Blank]

Section 8.04                    [Intentionally Left Blank]

Section 8.05                    Indemnification for Certain Intellectual Property Infringement.

(a)               GE Digital shall, at GE Digital’s expense, indemnify, defend or, at GE Digital’s option, settle any claim brought against Baker Hughes that the GE Digital Offerings infringe any third party’s Intellectual Property rights (a “Baker Hughes Infringement Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by GE Digital on Baker Hughes’ behalf. If use of any GE Digital Offering becomes, or in GE Digital’s reasonable opinion is likely to become, enjoined, GE Digital may, at GE Digital’s option, (i) procure, at no cost to Baker Hughes, the right to use such GE Digital Offering, (ii) modify the GE Digital Offering or provide a substitute that is non-infringing, at no additional cost to Baker Hughes, or (iii) terminate this Agreement with respect to such GE Digital Offering and refund Baker Hughes a pro-rata portion of applicable subscription fees (based on period of use) or purchase price (less reasonable depreciation) and provide Baker Hughes with a credit for any reasonable costs incurred by Baker Hughes in connection with its transition costs. GE Digital shall have no obligation or liability under this Section 8.05(a) for any Baker Hughes Infringement Claim to the extent such infringement is caused by: (a) any modifications to GE Digital Offerings not provided or performed by GE Digital, (b) Baker Hughes Content and Baker Hughes designs and specifications, (c) the combination of the GE Digital Offerings with other hardware, software, content, or services not provided by GE Digital and which are not a GE Digital specified system requirement, or (d) use of an infringing GE Digital Offering after GE Digital has provided a non-infringing alternative or terminated the license or subscription for it. This Section 8.05(a) states GE Digital’s sole obligation and exclusive liability (express, implied, statutory, or otherwise) and Baker Hughes’ sole remedy for any third party claims of infringement of any intellectual or proprietary right.

(b)               Baker Hughes shall, at Baker Hughes’ expense, indemnify, defend or, at Baker Hughes’ option, settle any claim brought against GE Digital that the contributions and data provided to GE Digital by Baker Hughes hereunder (“Baker Hughes Data”) infringes any third party’s Intellectual Property right (a “GE Digital Infringement Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by Baker Hughes on GE Digital’s behalf. If use of any Baker Hughes Data becomes, or in Baker Hughes’ opinion is likely to become, enjoined, Baker Hughes may, at Baker Hughes’ option, (i) procure, at no cost to GE Digital, the right to use such Baker Hughes Data, (ii) modify the Baker Hughes Data or provide a substitute that is non-infringing, at no additional cost to GE Digital, or (iii) terminate this Agreement with respect to such Baker Hughes Data and refund GE Digital a pro-rata portion of applicable subscription fees (based on period of use) or purchase price (less reasonable depreciation) and provide GE Digital with a credit for any reasonable costs incurred by GE Digital in connection with its transition costs. Baker Hughes shall have no obligation or liability under this Section 8.05(b) for any GE Digital Infringement Claim to the extent such infringement is caused by: (a) a modification to the Baker Hughes Data not provided or performed by Baker Hughes, (b) GE Digital content and GE Digital designs and specifications, (c) the combination of the Baker Hughes Data with other hardware, software, content, or services not provided by Baker Hughes and which are not a Baker Hughes specified system requirement, or (d) use of an infringing Baker Hughes Data after Baker Hughes has provided a non-infringing alternative or terminated the license or subscription for it. This Section 8.05(b) states Baker Hughes’ sole obligation and exclusive liability (express, implied, statutory, or otherwise) and GE Digital’s sole remedy for any third-party claims of infringement of any intellectual or proprietary right.

Section 8.06                    Indemnification Procedure. Each Party indemnified hereunder (an “Indemnified Party”) must notify the other Party (the “Indemnifying Party”) promptly of the applicable Claim in writing, tender to the Indemnifying Party sole control and authority over the defense or settlement of such Claim, and reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and provide the Indemnifying Party with available information in the investigation and defense of such Claim. Any effort by the Indemnified Party to settle a Claim without the Indemnifying Party’s involvement and written approval shall void any indemnification obligation hereunder.

Section 8.07                    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND SUBJECT TO THE LIMITATIONS IN SECTION 8.08, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE GE DIGITAL OFFERINGS ARE PROVIDED AS-IS AND “WITH ALL FAULTS”, THAT BAKER HUGHES ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE GE DIGITAL OFFERINGS AND GE DIGITAL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH HEREIN, GE DIGITAL HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE GE DIGITAL OFFERINGS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND BAKER HUGHES HEREBY ACKNOWLEDGE SUCH DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND SUBJECT TO THE LIMITATIONS IN SECTION 8.08, THE PARTIES ACKNOWLEDGE AND AGREE THAT BAKER HUGHES CONTENT IS PROVIDED AS-IS AND “WITH ALL FAULTS”, THAT GE DIGITAL ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON BAKER HUGHES CONTENT, EXCEPT FOR GE DIGITAL’S RELIANCE UPON THE BAKER HUGHES CONTENT TO MEET ITS OBLIGATIONS TO BAKER HUGHES, AND BAKER HUGHES MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BAKER HUGHES HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING BAKER HUGHES CONTENT, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND GE DIGITAL HEREBY ACKNOWLEDGE SUCH DISCLAIMER.

Section 8.08                    Limitations of Liability. EXCEPT FOR CLAIMS ARISING FROM (A) BREACH OF CONFIDENTIALITY, (B) AN INDEMNIFICATION OBLIGATION, (C) WILLFUL MISCONDUCT OR (D) INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, NEITHER PARTY, INCLUDING ITS AFFILIATES AND LICENSORS, SHALL BE LIABLE HEREUNDER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, USE, GOODWILL, DATA, OR COSTS OF SUBSTITUTE GOODS OR SERVICES, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING NEGLIGENCE). BAKER HUGHES SHALL NOT USE THE MONITORED EQUIPMENT IN CONNECTION WITH NUCLEAR POWER FACILITIES OR LIFE SUPPORT EQUIPMENT AND AS BETWEEN THE PARTIES TO THIS AGREEMENT, BAKER HUGHES IS SOLELY RESPONSIBLE FOR, AND BEARS ALL RISKS ASSOCIATED WITH THE CONTROL, OPERATION, AND USE OF MONITORED EQUIPMENT IN CONNECTION WITH NUCLEAR POWER FACILITIES AND ANY REAL TIME OR ULTRA HAZARDOUS ACTIVITIES. GE DIGITAL, INCLUDING ITS AFFILIATES AND LICENSORS, SHALL NOT BE LIABLE FOR DAMAGES UNDER THIS AGREEMENT ARISING OUT OF A DATA BREACH, CYBER ATTACK, OR OTHER SECURITY BREACH, EXCEPT TO THE EXTENT CAUSED BY GE DIGITAL’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH PARTY’S CUMULATIVE LIABILITY FOR CLAIMS ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE CUMULATIVE AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT IN THE ONE (1) YEAR PERIOD PRECEDING THE EVENTS GIVING RISE TO THE CLAIM, EXCEPT FOR CLAIMS ARISING FROM (A) BREACH OF CONFIDENTIALITY, (B) AN INDEMNIFICATION OBLIGATION, (C) WILLFUL MISCONDUCT OR (D) INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY.

Section 8.09                    No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither GE Digital nor any of its Affiliates, or any of their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule hereto, as part of or in connection with the services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any taxing authority) or other Person on behalf of Baker Hughes or any of its Affiliates, or any of their respective Representatives.

Article IX

GOVERNANCE; DISPUTE RESOLUTION

Section 9.01                    Governance.

(a)               The Relationship Managers shall serve as Co-Chairs of the Governance Council (as defined below), including being responsible for (i) calling and presiding over each Governance Council meeting; (ii) preparing and circulating the agenda for each such meeting; and (iii) preparing minutes of each such meeting and providing a copy of the minutes to each Governance Council member within a reasonable period of time after each such meeting.

Section 9.02                    Governance Council.

(a)               Within thirty (30) days after the MPSA Trigger Date, the Parties shall establish a management team for the relationship that shall be comprised of each of the Relationship Managers and three (3) executives or managers of each Party designated by that Party who have relevant experience in the following matters (i) product management; (ii) development and cloud operations; (iii) software architecture; (iv) Professional Services, implementation and delivery; (v) customer support and success; (vi) channel relationship management and (vii) partner management (the “Governance Council”).

(b)               The Governance Council shall be responsible for (i) monitoring and reporting to the Parties on the progress of the areas of responsibility and each Party’s performance against the mutually agreed milestones and key performance indicators (“KPIs”) as the Parties may establish from time to time; (ii) identifying and prioritizing joint commercial pipeline and origination activities, and sharing relevant information regarding potential pipelines for joint collaboration between the Parties for purposes of forecasting inventory and resource requirements; (iii) determining the feasibility and cost structure for achieving 99.9% application uptime and 99.99% platform uptime and other availability and service level criteria; (iv) facilitating the process of approving or declining the exception process for sales pursuits that fall outside the O&G Activities; (v) at Baker Hughes’ sole discretion, sharing and discussing relevant market data and feedback from Baker Hughes and/or Baker Hughes Customers regarding the GE Digital Offerings; (vi) serving as “first point of contact” for attempting to resolve any issues or Disputes (as defined below) between the Parties related to this Agreement; and (vii) performing such other functions as are appropriate to further the purposes of this Agreement as mutually determined by the Parties. Baker Hughes shall provide to the Governance Council on a quarterly basis sales and revenue forecasts broken down quarterly and annually by GE Digital Offering.

(c)               Upon fifteen (15) days prior written notice to the other Party, a Party may replace any of its respective Governance Council members with another person of similar experience and seniority if it determines in its sole discretion that business reasons require such replacement. Furthermore, each Party may designate a substitute to attend and perform the functions of one of its Governance Council members at any Governance Council meeting, in which case such Party shall endeavor to notify the other Party thereof reasonably in advance of that Governance Council meeting to the extent reasonably practicable. Each Party shall endeavor to minimize turnover with regard to its Governance Council members to the extent reasonably practicable.

(d)               The Governance Council shall meet as needed but not less than once each quarter during the Term. Governance Council meetings shall be held at times and places or in such form, such as by telephone or video conference, as the Governance Council determines.

Section 9.03                    Dispute Resolution.

(a)               Any dispute arising out of or in connection with this Agreement between GE Digital and Baker Hughes (“Dispute”) should be resolved as rapidly as possible by discussion between the Relationship Managers. If a Dispute cannot be resolved between the GE Digital Services Manager and the Baker Hughes Services Manager within seventy-two (72) hours of the dispute arising, the GE Digital Services Manager and the Baker Hughes Services Manager should escalate the dispute to the Chief Digital Officer of Baker Hughes and the Chief Digital Officer of GE Digital to negotiate in good faith for an additional five (5) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such dispute amicably, then such dispute shall be resolved in accordance with the dispute resolution process referred to in Section 9.03(b), provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)               If the Parties are unable to resolve a dispute in accordance with Section 9.03(a), then either Party to the dispute may within ten (10) days thereafter submit such dispute for non-binding mediation administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The mediation will be conducted by a single mediator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the mediator, and in scheduling the mediation. Such Parties agree that they will participate in the mediation in good faith, and that they will share equally in the costs of utilizing the AAA and the mediator. The place of mediation will be New York, New York. If the dispute has not been resolved pursuant to such mediation procedure within thirty (30) days of the initiation of such procedure, except where such time has been extended by the mutual written agreement of the Parties to the dispute, then the controversy will be submitted to the AAA for binding arbitration in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The arbitration will be conducted by a single arbitrator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the arbitrator, and in scheduling the arbitration. Should the Parties be unable to come to agreement as to the arbitrator, the Parties shall request AAA to appoint an arbitrator. Such Parties further agree that they will participate in the arbitration in good faith, and that they will share equally in the costs of utilizing the AAA and the arbitrator. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, New York. Unless otherwise agreed by such Parties, the mediator will be disqualified from serving as the arbitrator in the dispute.

Article X

TERM AND TERMINATION

Section 10.01                Term and Termination.

(a)               The term of this Agreement shall commence on the MPSA Trigger Date and shall continue until December 31, 2021, unless earlier terminated as permitted herein (the “Term”).

(b)               (i) Without prejudice to Baker Hughes’ rights with respect to a Force Majeure, a Baker Hughes Entity may from time to time terminate this Agreement: (A) with respect to any or all GE Digital Offerings, for any reason or no reason upon providing two hundred thirty (230) days’ prior written notice to GE Digital or any longer notice period necessary for GE Digital to avoid incurring any Termination Charges; (B) with respect to any GE Digital Offerings, if GE Digital has failed to perform any of its material obligations under this Agreement with respect to such GE Digital Offerings, and such failure shall continue to exist forty-five (45) days after receipt by GE Digital of written notice of such failure from Baker Hughes; (C) immediately upon mutual agreement of the Parties; and (ii) GE Digital may terminate this Agreement with respect to one or more GE Digital Offerings, in whole but not in part, at any time upon prior written notice to Baker Hughes if Baker Hughes has failed to perform any of its material obligations under this Agreement relating to such GE Digital Offerings, and such failure shall be continued uncured for a period of forty-five (45) days after receipt by Baker Hughes of a written notice of such failure from GE Digital. The relevant Schedule shall be updated to reflect any terminated GE Digital Offering, if applicable. In the event that any GE Digital Offering are terminated other than at the end of a month, the Charge associated with such GE Digital Offering shall be pro-rated appropriately.

Section 10.02                Termination Charges. Upon termination or reduction of any GE Digital Offering pursuant to this Agreement (other than due to GE Digital’s insolvency), prior to the required notification periods in Section 10.01(b)(i), the applicable Baker Hughes Entity and GE Digital shall determine and mutually agree upon any applicable Termination Charges to be invoiced.

Section 10.03                Effect of Termination. Upon termination of any GE Digital Offering pursuant to this Agreement, GE Digital will have no further obligation to provide such GE Digital Offering, and the relevant Baker Hughes Entity will have no obligation to pay any future Charges relating to any such GE Digital Offering; provided that Baker Hughes shall remain obligated to GE Digital for the (i) Charges, any other fees, costs and expenses owed and payable in respect of the GE Digital Offering provided prior to the effective date of termination and (ii) Termination Charges. In connection with termination of any GE Digital Offering, the provisions of this Agreement not relating solely to such terminated GE Digital Offering shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII (with respect to the limitations set forth therein), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 10.04                Termination Assistance Services. In the event this Agreement expires or terminates or if GE Digital terminates any or all GE Digital Offerings as permitted herein, commencing at such termination (or such other date as mutually agreed in writing by the Parties), and continuing until the twelve (12) month anniversary of such termination, GE Digital shall (a) provide any GE Digital Offerings that survive termination under the applicable Order or Statement of Work, and (b) at Baker Hughes’ expense, provide to Baker Hughes such cooperation, assistance and services, as reasonably determined by the Parties, to allow the GE Digital Offerings to continue without interruption or adverse effect and to facilitate the orderly transition and migration of the GE Digital Offerings to Baker Hughes or its designee (collectively, the “Termination Assistance Services”). Such Termination Assistance Services may include (i) inventory and delivery to Baker Hughes or its designee of any documents, materials, Deliverables and other documents related GE Digital Offerings, (ii) training Baker Hughes’ or its designee’s employees, and (iii) developing a transition plan. The Parties agree that the costs of (i) above will be (A) paid by GE Digital, if termination was exercised under Section 10.01(b)(i)(B) and (B) paid by Baker Hughes, if termination was exercised under Sections 10.01(b)(i)(A), 10.01(b)(i)(C) or 10.01(b)(ii).

Section 10.05                Force Majeure.

(a)               No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Each Party (or such Person) shall exercise its reasonable efforts in good faith to minimize the effect of Force Majeure on its obligations.

(b)               During the period of a Force Majeure, Baker Hughes shall be entitled to seek an alternative provider with respect to such GE Digital Offering(s) and shall be entitled to permanently terminate such GE Digital Offering(s) (and shall be relieved of the obligation to pay Charges for such GE Digital Offering(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Baker Hughes shall not be required to provide any advanced notice of such termination to GE Digital.

Article XI

GENERAL PROVISIONS

Section 11.01                Independent Contractors. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties or their Affiliates and that all GE Digital Offerings are provided by GE Digital, its Affiliates and their designees as an independent contractor. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of any other Party nor will they be required to report to management of any other Party or be deemed to be under the management or direction of any other Party. No Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party except to the extent expressly provided herein.

Section 11.02                Treatment of Confidential Information.

(a)               The Parties shall not, and shall cause all other Persons providing GE Digital Offerings having access to information of the other Party that is known to such Person as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony, authorization or approval request, notice, filing or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by Law, deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party may furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)               Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, and in no event less than commercially reasonable care.

(c)               Each Party shall direct its Representatives to comply with the same restrictions on use and disclosure of Confidential Information and bind such Party in advance of the disclosure of any such Confidential Information to such Representatives. Each Party shall be responsible for any failure by its Representatives to comply with the restrictions on use and disclosure of Confidential Information contained herein.

(d)               Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of GE Digital Offerings hereunder.

Section 11.03                Audit. Not more than once each calendar year during the term of this Agreement, upon thirty (30) days’ advance written notice, either Party may audit (or cause an independent third-party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the Party being audited, the books, records and facilities of the other Party pertaining solely (a) to the provision and use of GE Digital Offerings pursuant to this Agreement to the extent necessary to determine such Party’s compliance with this Agreement and (b) the Charges that have been invoiced. Any audit conducted under this Section 11.03 shall not interfere unreasonably with the operations of such Party. The Party requesting the audit shall pay the costs of conducting such audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement, and may only be disclosed pursuant to Section 11.02.

Section 11.04                Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 11.05                Notices. Except with respect to routine communications between the Relationship Managers, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 11.05.

(a)               If to GE Digital:

GE Digital LLC
2623 Camino Ramon, San Ramon, CA 94583
Attention: General Counsel

(b)               If to Baker Hughes:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

Section 11.06                Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the distribution and resale of GE Digital Offerings by Baker Hughes with respect to the Baker Hughes Channel and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the distribution and resale of GE Digital Offerings by Baker Hughes with respect to the Baker Hughes Channel.

Section 11.07                No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE Digital or Baker Hughes, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.08                Amendment; Waiver. No provision of this Agreement, including any Exhibits, Annexes or Schedules thereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be deemed to be a waiver of any other or subsequent breach or non-compliance.

Section 11.09                Governing Law. This Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 11.10                Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.11                Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, either Party may assign any or all of its rights and obligations under this Agreement to (i) an Affiliate or (ii) in connection with a reorganization or a sale or disposition of any assets or lines of business of such Party, provided that the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.12                Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules, Annexes and Exhibits hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) GE Digital and Baker Hughes have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 11.13                Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GE Digital or Baker Hughes shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 11.14                Export Law Compliance. Each Party shall be responsible for their compliance with applicable United States (or other jurisdictions as applicable) export laws, rules and regulations as related to their performance under this Agreement.

Section 11.15                The GE Integrity Guide for Suppliers, Contractors and Consultants. Each Party covenants that it is committed to unyielding integrity and will act in a manner consistent with the GE Integrity Guide for Suppliers, Contractors and Consultants, a copy of which is available in several languages at the following link: http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm and the Baker Hughes Code of Conduct.

Section 11.16                Subcontractor Flow Downs for United States Government Commercial Items Contracts. If the GE Digital Offering being procured by Baker Hughes are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, Baker Hughes shall expressly identify such use of any New Services in the Request for New Services and as necessary will agree to include compliance as necessary with the terms and conditions applicable to services procured for the United States government located at the following link: http://www.gesupplier.com/html/GEPolicies.htm.

Section 11.17                No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Statement of Work, the terms and conditions of this Agreement shall prevail, unless a Statement of Work specifically references the provisions of this Agreement that are inconsistent therewith (or it is reasonably apparent from the face of the Statement of Work that such provisions were meant to be specifically referenced and were inadvertently not so referenced), in which case the terms and conditions of such Statement of Work shall prevail.  The Parties shall modify any provisions of this Agreement to the extent necessary to comply with the local Laws of the jurisdiction in which such Statement of Work is executed.

Section 11.18                Source Code Escrow.

(a)               As soon as practicable after the MPSA Trigger Date, the Parties shall enter into a source code escrow agreement (the “Escrow Agreement”) with a reputable, mutually acceptable third-party escrow agent (the “Escrow Agent”) for the escrow of on-premise Meridium and on-premise Smart Signal source codes, along with any training manuals and tangible embodiments, as such exist as of the MPSA Trigger Date (the “Escrow Software”), which shall provide the following:

(i)                 GE Digital shall make only those Baker Hughes Customers agreed upon by the Parties, if any, the beneficiaries of source code, source materials and all the documentation embodying the Escrow Software that will be deposited by GE Digital with the Escrow Agent; and

(ii)              GE Digital shall deposit into escrow the current version of the Escrow Software, in source code format, upon execution of the Escrow Agreement or as soon as practicable thereafter, and GE Digital shall, on an ongoing basis, continue to maintain and update in escrow the most current version(s) of the Escrow Software.

(b)               A Baker Hughes Customer identified as a beneficiary to the Escrow Agreement shall be entitled to a release of the Escrow Software in the event that:

(i)                 GE Digital ceases to do business in the ordinary course or GE Digital terminates the offering, support, and maintenance of the Escrow Software, and provided that the offering, support, and maintenance of the Escrow Software have not been assigned to a third party;

(ii)              GE Digital is acquired or divests the Escrow Software and the acquiring organization no longer offers, supports, or maintains the Escrow Software; provided that if such acquiring organization obsoletes, discontinues or otherwise terminates such Escrow Software in accordance with the End of Life Policy and Section 2.03(b), then such Baker Hughes Customer shall not be entitled to release of such Escrow Software;

(iii)            GE Digital files or has filed against it a petition in bankruptcy or insolvency, or files a petition or answer seeking reorganization, readjustment or restructuring under any law relating to bankruptcy or insolvency, or a receiver is appointed for a full or a substantial portion of its property, or it makes any assignment or attempted assignment for the benefit of creditors, unless any of the above referenced petitions are dismissed in favor of GE Digital within sixty (60) days of filing;

(c)               In the event a Baker Hughes Customer that is a beneficiary as set forth above exercises its right to obtain the deposited source code of the Escrow Software under the release conditions as stated herein, such Baker Hughes Customer (or, upon GE Digital’s consent, which shall not be unreasonably withheld or delayed, Baker Hughes) may use such source code solely in a defined, controlled environment and solely for purposes of Baker Hughes’ obligations to such Baker Hughes Customer that are in existence at the time of such release of the Escrow Software and that cannot be supported by GE Digital. Such Baker Hughes Customer (or, if consented as above, Baker Hughes) shall not use released Escrow Software for any other purposes.

(d)               The Parties acknowledge that in the event of such release of the Escrow Software, GE Digital may need to make available to Baker Hughes certain additional proprietary software tools which are necessary enable the functioning of the Escrow Software (“Enabling Tools”). GE Digital shall make available to Baker Hughes such Enabling Tools that are necessary for the operation of the Escrow Software for a reasonable interim period, provided that Baker Hughes shall use such Enabling Tools strictly and solely for such enabling purpose. Notwithstanding anything to the contrary herein, GE Digital shall have the right to deposit into escrow a version of the Escrow Software that does not require such Enabling Tools.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE DIGITAL LLC

By:	/s/ James M. Waterbury
	Name:	James M. Waterbury
	Title:	Authorized Signatory

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
	Name:	Lee Whitley
	Title:	Corporate Secretary